Exhibit 10.2

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT is made this 9th day of April, 2007 (“Consulting Agreement”), by and between INFOLOGIX, INC., a Delaware corporation (the “Company”), LM Consulting LLC, a Delaware limited liability company (“Consultant”), and Louis Heidelberger and Mark Niemiec (the “Representatives” and, together with Consultant, “Consultants”), individuals residing in the Commonwealth of Pennsylvania and State of Florida, respectively, and the owners of all of the outstanding membership interests of Consultant.

WITNESSETH:

WHEREAS, the Company, InfoLogix-DDMS, Inc., DDMS Holdings, LLC, and the Representatives entered into an Agreement and Plan of Merger, dated April 9, 2007 (the “Merger Agreement”) pursuant to which DDMS Holdings, LLC will merge with and into InfoLogix-DDMS, Inc.  (the “Merger”);

WHEREAS, the Representatives have unique expertise with respect to the patents and other intellectual property acquired by the Company in connection with the Merger;

WHEREAS, the Merger Agreement requires the Company to enter into this Consulting Agreement with Consultant, and the Company desires to retain Consultant to provide the Services (as defined below), and Consultant is willing to be engaged by the Company in a consulting capacity as an independent contractor, upon and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

1.             Certain Terms.      Capitalized terms used in this Consulting Agreement and not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement.

2.             Engagement.         The Company hereby engages Consultant, and Consultant hereby accepts such engagement, on and subject to the terms and conditions set forth herein, to serve the Company in a consulting capacity.

3.             Term.

(a)           The period of service of Consultant to the Company will be for a term of ten years commencing on April 9, 2007 and terminating on April 9, 2017, unless earlier terminated as set forth herein (the “Consulting Period”).
(b)           The Company will be entitled to terminate this Consulting Agreement at any time, for cause, if any of the following events shall occur:

(i)            Consultant or either Representative is convicted of a felony or a crime involving monies or fraud by any court or governmental agency of competent jurisdiction;

(ii)           neither of the Representatives are able to perform the duties required of them hereunder due their death, disability or otherwise;

(iii)          Consultant’s or either Representative’s gross negligence or willful misconduct in the performance of the Services (as defined below); or

(iv)          intentional refusal by Consultant or either Representative to perform any duty required of them hereunder for a continuous period of three (3) calendar days after delivery of written notice thereof to Consultant by the Company.

(c)           This Consulting Agreement may be terminated at any time by mutual written consent of the Company, Consultant and each of the Representatives.
(d)           Upon termination of this Consulting Agreement, Consultant shall be entitled only to the consulting fee payable under Section 5 of this Consulting Agreement accruing through the date of termination.

4.             Duties.

(a)           Subject to the terms and conditions hereinafter provided, the Company engages Consultant and the Representatives to provide the services specified below (the “Services”) related to the commercialization and development of certain patents, patent applications, and other intellectual property acquired by the Company in connection with the Merger, and Consultant and the Representatives agree to provide the Services in accordance with the terms of this Consulting Agreement.  The Services shall consist of:

(i)            identifying  suppliers of components, containers and packaging for drug delivery embodiments relating to the Patents;

(ii)           identifying potential licensees of the Patents;

(iii)          advising and assisting the Company with respect to the implementation of the Patent Expansion Plan; and

(iv)          such additional or different duties and services relating to the Patents as reasonably requested by the Company and appropriate to Consultants’ abilities;

provided, however, that the Services provided under this Consulting Agreement shall not include any legal services performed by Louis Heidelberger or the law firm of Reed Smith LLP.

(b)           During the Consulting Period, the Consultants shall work with and report directly to the President or Chief Financial Officer of the Company or other parties designated by the President or Chief Financial Officer of the Company.
(c)           During the Consulting Period, the Consultants shall at all times comply with, and be subject to, such reasonable policies, procedures, rules and regulations as the Company may establish from time to time.
(d)           In connection with providing the Services during the Consulting Period, Consultant shall make the Representatives available by telephone, email, or in person at the offices of the Company, during normal business hours of the Company as reasonably requested by the President or Chief Financial Officer.  At all times during the Consulting Period, Consultant shall cause the Representatives to commit no less than an aggregate of 20 hours per month to the provision of the Services.
(e)           During the Consulting Period, Consultant shall use its best efforts to preserve and promote the name, reputation and business of the Company.  Consultant agrees that at all times during and after the Consulting Period, it shall take no action that could adversely affect the name, reputation or business of the Company.

5.             Consulting Fee.

(a)           As consideration for the services to be performed by Consultant hereunder, the Company shall pay to Consultant, no later than 30 days after the end of each fiscal quarter following the Effective Time, a consulting fee equal to 36% of the Net Income (as defined below), if any, as of the end of such fiscal quarter (the

“Consulting Fee”).  Each payment of the Consulting Fee shall be accompanied by a reasonably detailed description supporting the calculation (the “Company Calculation”) of the amount to be paid.  Consultant shall be entitled to review each of the calculations and all supporting documentation, if any, furnished to Consultant by the Company with respect to the Consulting Fee.  No more than two times per calendar year, upon 10 days prior written notice to the Company, Consultant shall be entitled, at Consultant’s expense, to complete an accounting of the Consulting Fee with reasonable access during the Company’s normal business hours to the staff, books and records of the Company relating to the calculation of the Consulting Fee (upon execution of an appropriate confidentiality agreement) to determine the accuracy of the Company Calculation.  If Consultant objects to the Company Calculation of the Consulting Fee, Consultant shall notify the Company in writing within 20 business days of receipt of the Company Calculation, which notice shall be accompanied by a reasonably detailed calculation (the “Consultant Calculation”) of the amount Consultant believes should be paid.  In the event Consultant objects to the Company Calculation, the Company and Consultant shall jointly select an independent accounting firm to determine the appropriate amount of the Consulting Fee.  The determination of the independent accounting firm shall be final and binding on the parties and shall not exceed the Consultant Calculation nor be less than the Company Calculation. All costs related to the work of the independent accounting firm shall be borne equally by Consultant and the Company.
(b)           As used in Section 5(a), the term “Net Income” means an amount calculated pursuant to the following formulas:

Until the aggregate amount of the Patent Expansion Funds expended by InfoLogix during the term of this Consulting Agreement exceeds $500,000:

Net Income = R — EXP — .5 (PEF)

After the aggregate amount of the Patent Expansion Funds expended by InfoLogix during the term of this Consulting Agreement exceeds $500,000:

Net Income = R — EXP — .25 (PEF)

Where:

R =                            The aggregate amount of all (i) Settlement Income (as defined below) plus (ii) royalties or prepaid licensing fees generated from in-force licenses of the Patents (the “Patent Royalties”) received in cash by the Company during the period starting on the first day of the fiscal quarter immediately following the last fiscal quarter for which a payment of the Consulting Fee was made pursuant to this Section 5(b) and ending on the last day of the fiscal quarter for which the calculation of Net Income is being made (such period, the “Measurement Period”); provided, that with respect to any calculation of Net Income made before the first payment of Consulting Fee under this Section 5(b), the Measurement Period shall be deemed to have begun at the Effective Time.  “Settlement Income” shall mean income received by the Company from the settlement of any claim, lawsuit, proceeding or similar action (an “Action”) by the Company against any person asserting a claim for infringement upon the Patents.

EXP =               During the applicable Measurement Period the aggregate of (i) all costs, fees and expenses incurred by the Company or its Affiliates in connection with the generation of the Patent Royalties, including, without limitation, all legal fees incurred related to the licensing of Patents plus (ii) all costs, fees and expenses incurred by the Company in connection with an Action by the Company that results in any Settlement Income being received by the Company plus (iii) all costs, fees and expenses (including legal fees and any amounts paid in settlement or as damages) incurred by the Company in connection with an Action against the Company asserting that the

Patents infringe upon a third party’s intellectual property plus (iv) any sales and use taxes incurred by the Company in connection with any Patent Royalties or any Settlement Income.

PEF =                 The aggregate Patent Expansion Funds expended by InfoLogix or its Affiliates during the applicable Measurement Period.

6.             Confidentiality.  Consultant and each Representative covenants and agrees that it will not, and will cause its advisors, employees and agents not, to the detriment of the Company, at any time during or after the termination of the Consulting Period, (a) reveal, divulge or make known or accessible to any person or business entity (other than the Company or its officers, employees, or agents who need to know such information) any Confidential Information, unless with written permission of the Company or as a result of judicial or administrative process or by requirements of law, or (b) use any Confidential Information for its own account or the account of any other person.  For the purposes of this Agreement, “Confidential Information” shall include any and all documents and information, including any trade secret, technical data, client list, file or record, financial data, future plans, licensed technology, whether in concept or development stage, books or records, marketing policy or plan, or any other proprietary or confidential information used by the Company, or any of its services, clients, or agents.  Consultant and each Representative further covenants and agrees that it shall retain all such knowledge and information which they shall acquire or develop respecting such Confidential Information in trust for the sole benefit of the Company and its successors and assigns.

7.             Covenant Not to Compete.  Consultant and each Representative hereby agrees as follows:

(a)           During and for a period of three years following the termination of the Consulting Period, unless expressly consented to in writing by the Company, Consultant and each Representative shall not, directly or indirectly, either individually, collectively, or in combination,  through any entity or agent:

(i)            operate, establish, manage, own, control, invest in, be employed by, provide financial assistance to, or provide consulting or other services relating to the operation, establishment, management, ownership, or control of, any business in North America similar to the business of the Company, as conducted or proposed to be conducted as of the date of this Consulting Agreement (a “Competing Business”) ;

(ii)           become a stockholder, partner, owner, officer, director, or employee or agent of, or a consultant to or give financial or other assistance to, any person or entity considering engaging in any such activities or so engaged; or

(iii)          solicit or contact, with a view to engaging or employing, or actually engage or employ, any person who is, or at any time was, an employee or consultant of the Company.

Nothing in this Section 7 shall prevent the Representatives from acquiring or developing a Protected Item pursuant to Section 8.4 of the Merger Agreement; provided that such Protected Item is not used in connection with or transferred to a Competing Business.  Further, if a Representative is an attorney, such Representative may engage in the practice of law in accordance with the canons of ethics of the state or states in which such Representative is authorized or may be authorized to practice law, subject to the confidentiality obligations set forth in Section 6 hereof.

(b)           During and for a period of three years following the termination of the Consulting Period, Consultant and each Representative shall not, directly or indirectly through any entity, family member or agent, engage or participate in any effort or act to induce any of the agents, associates, employees or independent contractors of the Company to take any action, or to refrain from taking any such action, which is or could reasonably be expected to be disadvantageous to the Company, including but not limited to, the solicitation of the Company’s suppliers, associates, employees or independent contractors to cease doing business, or to discontinue their association or employment, with the Company.

(c)           The Company, Consultant and each Representative each acknowledge that damages alone will be an inadequate remedy for any breach or violation of any of the provisions of this Section 7 and that the Company, in addition to all other remedies under this Consulting Agreement, shall be entitled as a matter of right to (i) injunctive relief, including specific performance, with respect to any such breach or violation or threatened breach or violation, in any court of competent jurisdiction; (ii) damages from Consultants; and (iii) an equitable accounting of all compensation, commissions, earnings, profits, and other benefits to Consultants arising from such violation; all of which rights shall be cumulative and in addition to any other rights and remedies to which the Company and its Affiliates may be entitled as set forth in this Consulting Agreement, the Merger Agreement, or as a matter of law.

(d)           If any court of competent jurisdiction finds any provision of this Section 7 to be invalid or unenforceable as to the scope or duration thereof, such finding shall not render this Section 7 invalid or unenforceable, and the invalid or unenforceable provision of this Section 7 shall be deemed to be modified to be within the limits of enforceability or validity.

8.             Assignment of Developments.  In the event that, at any time or times during the Consulting Period, Consultants (either alone or with others) make, conceive, discover or reduce to practice any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, secret or intellectual property right whatsoever or any interest therein, whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection (each, a “Development”), that (i) relates to the actual or anticipated business of the Company or any of the products or services being developed, manufactured or sold by the Company or which may be used in relation therewith, (ii) results from tasks assigned to Consultants by the Company, whether or not during normal business hours, or (iii) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company, such Developments and the benefits thereof shall immediately become the sole and absolute property of the Company and its assigns. Consultant and each Representative, as applicable, shall promptly disclose to the Company (or any persons designated by it) each such Development, and Consultant and each Representative hereby assigns any rights it may have or acquire in the Developments and the benefits and/or rights resulting therefrom to the Company and its assigns without further compensation and shall communicate, without cost or delay, and without publishing the same, all available information relating thereto (with all necessary plans and models) to the Company.  To the fullest extent permitted by law, such Developments shall be deemed works made for hire.  Consultant and each Representative shall, at the request of the Company but at no expense to Consultant or either Representative, at any time during or after the Consulting Period, sign all instruments and documents reasonably requested by the Company and otherwise cooperate with the Company to protect its rights to any and all such Developments, including, without limitation, applying for, obtaining and enforcing patents, copyrights or analogous protections thereon in such countries throughout the world as the Company shall determine.  In the event the Company is unable, after reasonable effort, to secure the signature of an authorized party for Consultant or either Representative on any document reasonably necessary or appropriate for any of the foregoing purposes, for any reason whatsoever, Consultant and each Representative hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s and each Representative’s agent and attorney-in-fact, to act on its behalf to execute and file any such document and to do all other lawfully permitted acts to further the prosecution and issuance of any such patent, copyright and other analogous protection with the same legal force and effect as if executed by Consultant or such  Representative, as applicable.

9.             Independent Contractor; Limitations on Authority.  In the performance of the duties and obligations imposed under this Consulting Agreement, it is mutually understood and agreed that Consultant and each Representative are at all times acting and performing as independent contractors.  It is agreed by the parties hereto that no act or inaction of Consultant shall be construed to create a joint venture, partnership, agency, or employee/employer relationship between the parties for any purpose.  Consultant shall have no authority to bind the Company by or to any obligation, agreement, promise or representation without first obtaining the Company’s prior written approval.

10.           Right of Setoff.  Notwithstanding any provision hereof to the contrary, the Company and InfoLogix-DDMS, Inc. shall be entitled to set-off amounts due from either of them to the Shareholders under this Consulting Agreement against any amounts due to the Company and InfoLogix-DDMS, Inc. from the Shareholders under the

Merger Agreement, whether by reason of indemnification under Article VII of the Merger Agreement or otherwise.  Any set off shall be applied against amounts payable to the Shareholders in the chronological order all amounts of every kind payable to the Shareholders are due until the set off is complete.

11.           Taxes.  Consultants will assume full responsibility for payment of federal, state and local taxes, contributions required under Social Security and any other taxes imposed with respect to their receipt of compensation hereunder.  Consultants agree to fully indemnify and hold the Company harmless with respect to any claims, assessments, suits, expenses (including, but not limited to reasonable attorneys’ fees) damages, settlements or losses incurred by or threatened against the Company which arise as a result of any taxing authority alleging liability on the part of the Company for any such taxes.

12.           Expenses.  The Company shall reimburse Consultant and the Representatives for any expenses incurred by them in connection with the provision of the Services hereunder so long as such expenses have been preapproved by the Company in writing.

13.Entire Agreement. This instrument contains the entire agreement of the parties with respect to the subject matter hereof. Any other oral or written agreements entered into with respect hereto are hereby revoked and superseded by this Consulting Agreement.  Notwithstanding the foregoing, if the terms of the Consulting Agreement are found to conflict with the terms of the Merger Agreement, the terms of the Merger Agreement shall control.

14.           Existing Agreements.  Consultant represents to the Company that it is not subject or a party to any consulting agreement, non-competition covenant or other agreement, covenant or understanding or any other obligation which might prohibit it from executing this Consulting Agreement or limit its ability to fulfill his responsibilities hereunder.

15.           Paragraph Headings. The paragraph headings of this Consulting Agreement are for convenience of reference only and shall not limit or define the text thereof or affect its interpretation.

16.           Severability. In the event that any one or more of the provisions of this Consulting Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected thereby.

17.           Notices.  All notices and other communications which are required or permitted hereunder shall be in writing and shall be sufficient if hand delivered or mailed by registered or certified mail, postage prepaid to the following addresses:

If to Consultant or the Representatives:

LM Consulting LLC

102 Surrey Lane

Ponte Vedra Beach, FL 32082

Attn:  Mark Niemiec

and

Louis Heidelberger

357 Spring Mill Road

Villanova, PA 19085

with a copy to (which shall not constitute notice):

Reed Smith LLP

2500 One Liberty Place

1650 Market Street

Philadelphia, PA 19103

Attention:  Vincent S. Capone

Facsimile:  (215) 851-1420

If to the Company:

InfoLogix, Inc.

101 E. County Line Road

Hatboro, PA 19040

Attention:  David T. Gulian

Facsimile:  (215) 604-0695

with a copy to (which shall not constitute notice):

Drinker Biddle & Reath LLP

One Logan Square

18th and Cherry Streets

Philadelphia, PA  19103

Attention:  Stephen T. Burdumy

Facsimile:  (215) 988-2757

or such other address as any party hereto shall have specified by notice in writing to the other party hereto. All such notices and communications shall be deemed to have been received on the date of delivery thereof or the third business day after the mailing thereof, whichever is earlier.

18.           Amendments and Waivers. This Consulting Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement or any such modification or amendment is sought.  Either party hereto may, by an instrument in writing, waive compliance by the other party with any term or provision of this Consulting Agreement on the part of such other party hereto to be performed or complied with. The waiver by any party hereto of a breach of any term or provision of this Consulting Agreement shall not be construed as a waiver of any subsequent or other breach, whether or not similar to the breach waived.

19.           Counterparts. This Consulting Agreement may be executed in one or more counterparts and all such counterparts so executed shall constitute an original agreement, binding on all the parties but together shall constitute but one and the same instrument.

20.           Successors; Assignment. This Consulting Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, and legal representatives.  Consultant may not assign Consultants’ rights or interests in this Consulting Agreement, without the prior written consent of the Company, and any purported assignment by Consultants in violation hereof shall be null and void.  Neither Representative shall transfer his membership interests in the Consultant other than (i) to the other Representative or (ii) by gift, will or intestate succession to his immediate family or a trust or limited partnership the beneficiaries or partners of which are exclusively the Representative or his immediate family; provided, however, that in any such case it shall be a condition to such transfer that the transferee acknowledge that it is receiving and holding the membership interests subject to the provisions of this Section 20, and there shall be no further transfer of such interests, except in accordance with this Section 20.

21.           Governing Law. This Consulting Agreement shall be construed and governed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflicts of laws principles thereof.

22.           Consent to Jurisdiction.  Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any state or Federal court located in the Commonwealth of Pennsylvania in the event any dispute arises out of this Consulting Agreement or any of the transactions contemplated by this Consulting Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Consulting Agreement or any of the transactions contemplated by this Consulting Agreement in any court other than a Federal court sitting in the Commonwealth of Pennsylvania.

23.           Further Assurances.  Each of the parties hereto shall execute such further instruments and take such other actions as any other party shall reasonably request in order to effectuate the purposes of this Consulting Agreement.

IN WITNESS WHEREOF, Consultant and the Company have executed this Consulting Agreement on the date first above set forth.

The Company:

INFOLOGIX, INC., a Delaware corporation

By:
Name:
Title:

Consultant:

LM Consulting LLC, a Delaware limited liability company

By:
Name:
Title:

Representatives:

Louis Heidelberger

Mark Niemiec

[Signature page to the Consulting Agreement]